INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Broad National Bancorporation:


We consent to incorporation by reference in the Registration Statement No. 33-28183 on Form S-8 of Broad National Bancorporation of our report dated January 15, 1998, relating to the consolidated statements of condition of Broad National Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Broad National Bancorporation.





                                            /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP


Short Hills, New Jersey
March 30, 1998